CHEVY CHASE BANK

Chevy Chase Bank
Government Contractor Banking Group
7501 Wisconsin Avenue, 12th Floor
Bethesda, Maryland 20814

August 11, 2006

Mr. Richard Sawchak
Chief Financial Officer
Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, MD 20850

Dear Rich,

This letter is to notify you that Paradigm Holdings, Inc. ("Borrower"), is in default of the Note and Loan Agreement dated September 2, 2005 by and between the Borrower and Chevy Chase Bank, F.S.B. ("Lender"). The default is a result of the Borrower's noncompliance with its a) Minimum Tangible Capital Funds covenant at 6/30/06; and b) Maximum Debt/Tangible Capital Funds covenant at 6/30/06. The required loan covenants and actual covenant calculations are shown below:

Covenant	Required	Actual 6/30
Minimum Tangible Capital Funds	$2,000M	**$1,998M**
Maximum Debt/TNW	6.50x	**8.17x**

The Lender has agreed to waive the noncompliance stated above, provided the Borrower agrees to be in compliance with all of its loan covenants by 9/30/06. Any forbearance, failure or delay by the Lender to exercise any rights or remedies under the Note, Loan Agreement or any of the loan documents shall not constitute a waiver thereof except as specifically set forth in this letter. This notice does not necessarily state all reasons why the Borrower is in default, and nothing herein is intended or should be construed as a waiver of any other defaults or reasons for default.

Please indicate your acceptance of this letter by signing and faxing an executed copy to me at your earliest convenience.

Sincerely,

Thomas M. Heck-Howard
Vice President

Accepted by:
Paradigm Holdings, Inc.

By: ______________________
Richard Sawchak, CFO